U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                         ------------------------------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BONFIGLIO & REED INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
1661 East Camelback Rd, Suite 280, Phoenix, Arizona 85106

Telephone Number (including area code):  (602) 748-5026

Name and address of agent for service of process:

                  Mr. Chad E. Bonfiglio
                  Bonfiglio & Reed, LLC
                  1661 East Camelback Rd, Suite 280
                  Phoenix, Arizona 85106

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     Yes /x/  No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Phoenix and the State of Arizona on the day of April, 17 2000.

                                          /s/ Chad E. Bonfiglio
                                          ---------------------
                                          Chad E. Bonfiglio
                                          President


Attest:  /s/ Wade Bridge
         -----------------
         Wade Bridge
         Secretary